Exhibit 99.1

Wize Pharma Appoints Mark Sieczkarek as Chairman of the Board, Noam Danenberg to Become Chief Executive Officer

HOD HASHARON, Israel, April 23, 2019 /PRNewswire/ -- Wize Pharma, Inc. (“Wize Pharma” or the “Company”) (OTCQB: WIZP) a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, is pleased to announce that Mr. Mark Sieczkarek has been appointed Chairman of Wize Pharma’s Board of Directors, replacing Mr. Noam Danenberg, who will become the Company’s Chief Executive Officer, effective April 23, 2019.

Mr. Sieczkarek has more than 39 years of leadership experience in the medical industry, including from 2006 to 2014 as CEO and Chairman of the Board of Solta Medical. Prior to its acquisition by Valeant Pharmaceuticals International, and from 2003 to 2011 as President and CEO of Conceptus, prior to its acquisition by Bayer Pharmaceuticals. From 1995 to 2003, Mr. Sieczkarek held multiple roles of increasing responsibility at Bausch & Lomb (“B&L”), ultimately becoming Senior Vice President and President of the Americas region, where he was responsible for the commercial operation of all B&L businesses in the United States, Canada, and Latin America. He also served as President of the European region. Mr. Sieczkarek also held senior executive level positions with KOS Pharmaceuticals, several Bristol Myers-Squibb subsidiaries, and Sanofi Diagnostics Pasteur.  Mr. Sieczkarek earned an MBA in Finance from Canisius College in Buffalo, New York and a BS in Accounting from the State University of New York at Buffalo. He also was past Chairman and CEO of NovaBay Pharma and continues to serve there as a Director.

“We are fortunate to have Mark Sieczkarek, with his experience and expertise, join Wize Pharma as Chairman of the Board.  I don’t believe there is a better-suited person for this role and Mark’s taking over as Chairman could not come at a more auspicious time for the Company and our shareholders. Mark’s four decades of industry experience in combination with strong investor relationships will be invaluable as we seek greater visibility in the U.S.,” said Noam Danenberg, Wize Pharma’s Chief Executive Officer.  “We look forward to his guidance as we advance our current clinical programs and expand our pipeline through opportunistic acquisitions and/or licensing of new ophthalmic products.  Personally, I greatly look forward to my new role as Chief Executive Officer.”

“Wize Pharma represents an exciting commercial and business opportunity, and I am extremely pleased to join the Company as Chairman,” commented Mr. Sieczkarek.  “Eye health has long been an area of my professional focus, and I look forward to contributing to the development of this growing company as we strengthen our position in the U.S. and certain global markets.”

About Wize Pharma, Inc.

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCh and Sjögren’s syndrome (Sjögren’s).

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES, CCH and Sjögren’s and in the Netherlands for the treatment of DES and Sjögren’s. Wize’s strategy involves engaging local or multinational distributors to handle the distribution of LO2A. Wize has finished a Phase II trial of LO2A for patients with CCH and is currently conducting a Phase IV study for LO2A for DES in patients with Sjögren’s.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. For example, when we discuss our market potential, we are using a forward-looking statement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that we will not be able to successfully operate our joint venture with Cannabics Pharmaceuticals, Inc.; risks related to the substantial debt that we have incurred; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading “Risk Factors” included in Wize’s Annual Report on Form 10-K filed with the SEC on April 1, 2019 Registration Statement on Form S-1 filed with the SEC on February 6, 2018, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For all Inquiries, please contact:

Or Eisenberg
Chief Financial Officer
+972-72-260-0536
or@wizepharma.com